Exhibit 10.4

CONFIDENTIAL	CONFIDENTIAL
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
     This SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (“Agreement”) is made and entered by and between Philip N. Kaplan (“Employee”) and Quality Systems, Inc., a California Corporation (the “Company”), as of May 28, 2010.
RECITALS
     WHEREAS, Employee has been employed by the Company since approximately September 17, 2009 pursuant to the terms described in an Employment Offer and Terms of Employment letter (the “Employment Offer”) of that same date, as an at-will employee serving most recently in the position of Chief Operating Officer; and
     WHEREAS, Employee’s employment with the Company will terminate effective on May 28, 2010 as a result of Employee’s resignation from employment with the Company and the decision of the Company’s Board of Directors to eliminate the position of Chief Operating Officer; and the Company and Employee mutually desire to settle fully and finally all obligations to Employee that the Company may have of any nature whatsoever, as well as any asserted or unasserted claims that Employee may have arising out of his employment with the Company or the separation of that employment.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements and the terms and conditions set forth herein and other valuable consideration, the parties agree as follows:
     1. Separation. Employee’s employment with the Company will terminate effective on May 28, 2010 (the “Separation Date”).
     2. Compensation Through Separation Date. On the Separation Date, Employee will be paid all unpaid base salary, together with any accrued but unused vacation pay, less state and federal taxes and other required withholding, for the period from the last regular pay day through the Separation Date. Employee shall also be reimbursed for all business expenses incurred by Employee through the Separation Date and ordinarily reimbursable pursuant to the Company’s business expense reimbursement policy. Employee agrees to present to the Company a claim for any such reimbursable expenses in accordance with the Company’s normal procedures within a reasonable time not to exceed thirty (30) days following the Separation Date. Employee acknowledges and agrees that upon the receipt of the foregoing payments, the Company has paid to him all salary, bonuses, benefits, accrued vacation pay, or other consideration owed to him at any time and for any reason through the Separation Date. Employee further represents and agrees that no further sums are or were due and owing Employee either by the Company or by any individual or entity related to the Company in any way, except as provided for in this Agreement.

Initials:

CONFIDENTIAL	CONFIDENTIAL
     3. Severance Benefits. In consideration of this Agreement, and provided that this Agreement has not been revoked by Employee pursuant to Paragraph 15, the Company shall provide the following benefits:
     A. Special Severance Compensation. The Company shall pay to Employee special severance compensation in the gross amount of Two Hundred Thousand Dollars ($200,000.00), representing six (6) months of Employee’s base salary at the annual rate in effect as of the Separation Date. The foregoing severance compensation will be paid in substantially equal installments on the Company’s regularly scheduled payroll dates over a six (6) month period beginning with the next regularly scheduled payroll date following the Effective Date of this Agreement and continuing until the last payment is made. The severance compensation payments shall be subject to required state and federal withholdings, and other authorized deductions. For purposes of this Agreement, the term “Effective Date” shall mean the date determined pursuant to Paragraph 15 herein.
     B. Reimbursement of COBRA Premiums. As additional consideration for the promises and obligations contained herein, provided Employee elected coverage under the Company’s group health insurance program prior to the Separation Date and makes a timely election for continued coverage pursuant to COBRA, the Company further agrees to reimburse Employee for the full amount of monthly premiums for such continued coverage under the Company’s group health insurance program pursuant to COBRA for a period of six (6) months from the Separation Date through November 30, 2010. Thereafter, if applicable, continuation coverage pursuant to COBRA will be available to Employee at Employee’s sole expense, and Employee will be responsible for the full COBRA premium for any remaining months of the COBRA coverage period made available pursuant to applicable law.
     C. Retention of Company Laptop. As additional consideration for the promises and obligations contained herein, the Company shall transfer to Employee ownership of the laptop computer issued to and used by Employee during the course of his employment; provided however, that prior to the Company’s transfer of ownership to Employee and as an express condition thereto, Employee must, not later than within five (5) business days following the Separation Date, deliver the laptop computer to the Company’s designated representative for the Company’s identification and removal of any Company records present on the computer.
     4. Income Taxes. The following provisions shall govern all payments and benefits provided by the Company to Employee pursuant to this Agreement:
     A. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums or the provision of any benefits to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon.

Initials:

CONFIDENTIAL	CONFIDENTIAL
     B. Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If Employee notifies the Company (with specificity as to the reason therefor) that Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee, and (B) the date of Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of

Initials:

CONFIDENTIAL	CONFIDENTIAL
Employee’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     5. Nondisparagement. Employee agrees to refrain from any defamation, libel or slander of the Company or its products, or any unlawful interference with the contracts and relationships of the Company, its officers, directors and employees. The Company agrees that all inquiries by potential future employers of Employee will be directed exclusively to the Company’s Chief Executive Officer, Steve Plochocki. Company records and any press release or required public filing with respect to Employee’s separation shall reflect that Employee’s employment with the Company was terminated by the Employee’s resignation effective May 28, 2010.
     6. Indemnification. The Company agrees to continue to indemnify Employee following the Separation Date in accordance with the provisions of applicable law and pursuant to the Second Amended and Restated Indemnification Agreement between the Company and Employee dated January 27, 2010 (the “Indemnification Agreement”), a copy of which is attached to this Agreement as Exhibit “B”. All provisions of the Indemnification Agreement which, by their terms, extend beyond the Separation Date will remain in full force and effect and shall not be affected by this Agreement.
     7. Return of Company Property. Employee represents that, as of the Separation Date, with the exception of the laptop computer referenced in Paragraph 3(C), Employee has returned to the Company all property of the Company in his possession or under his control, including but not limited to any equipment, supplies, credit cards, and office machines, and also including any documents relating to the Company or copies thereof in any form, except for such personnel and compensation records provided to Employee during the course of his employment.
     8. Complete Release of Claims by Employee. In consideration for this Agreement, to the fullest extent permitted by law, Employee hereby releases and forever discharges the Company and each of its predecessors, successors, assigns, employees, officers, members, shareholders, directors, agents, attorneys, subsidiaries, divisions or affiliated corporations or organizations, whether previously or hereafter affiliated in any manner (collectively, “Released Parties”), from any and all claims, demands, causes of action, charges of discrimination, obligations, damages, attorneys’ fees, costs and liabilities of any nature whatsoever, including, but not limited to, all claims of discrimination or harassment arising under any federal, state or local statute, ordinance or common law, on the basis of race, sex, national origin, religion, disability, age medical condition, marital status, veteran status, sexual orientation, or any other basis under applicable law, whether or not now known, suspected or claimed, that Employee ever had, now has, or may claim to have as of the date of this Agreement against the Released Parties (whether directly or indirectly), or any of them, by reason of any act or omission concerning any matter, cause or thing. This Release includes, without limiting the generality of the foregoing, the waiver of any claims related to or arising out of Employee’s employment with

Initials:

CONFIDENTIAL	CONFIDENTIAL
the Company or his separation from that employment. This Release specifically includes the waiver of any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 621 and sections following.
     9. Older Workers Benefit Protection Act. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act (“ADEA”) unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences.
     In addition, Employee hereby acknowledges and agrees that: (a) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee; (b) the release provisions of this Agreement apply to rights and claims that Employee may have under the ADEA, including the right to file a lawsuit against the Company or any other Released Party for age discrimination; (c) the release provisions of this Agreement do not apply to any rights or claims that Employee may have under the ADEA that arise after the date Employee executes this Agreement; and (d) the Company does not have a preexisting duty to pay the special severance compensation identified in this Agreement.
     10. General Nature of Release; Claims Not Released. The Release set forth above in Paragraph 8 of this Agreement is a general release of all claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are described in the Release and is intended to encompass all known and unknown, foreseen and unforeseen claims that Employee may have against the Released Parties, or any of them, except for any claims that may arise from the terms of this Agreement, or any claims which may not be released as a matter of law. It is further understood by the Parties that nothing in this Agreement shall affect any rights Employee may have under any Pension Plan and/or Savings Plan (i.e., 401(k) plan) provided by the Company as of the Separation Date, or upon any rights Employee may have with respect to any grant of restricted stock or stock options made by the Company to Employee during Employee’s service as an employee, or as a member of the Company’s Board of Directors, or the vesting thereof, such items to be governed exclusively by the terms of the applicable plan documents. Employee covenants and agrees never to commence, aid in any way, prosecute or cause to be commenced or prosecuted any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement; provided however, that Employee does not relinquish any protected rights to file a charge, testify, assist or participate in any manner in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance or any similar state human rights agency. However, Employee may not recover additional compensation or damages as a result of any such action.
     11. Release of Section 1542 Rights. Employee expressly waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. Section 1542 is intended to protect against an inadvertent release of unknown or unsuspected claims that would be material to this Agreement. This Paragraph 11 provides that Employee also is releasing any such unknown or unsuspected claims. Section 1542 reads as follows:

Initials:

CONFIDENTIAL	CONFIDENTIAL
     “Section 1542. [General Release; extent.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     12. Non-Admission of Liability. Employee and the Company acknowledge and agree that this Agreement is a settlement agreement and shall not in any way be construed as an admission by any of the Released Parties of any wrongful act against, or any liability to, Employee or any other person.
     13. Trade Secrets and Confidential Information. Employee agrees to keep in strict confidence, and will not, either directly or indirectly, make known, reveal, make available or use, any Confidential and Trade Secret Information of the Company obtained by Employee during Employee’s employment with the Company. Employee acknowledges and agrees that he has complied and will continue to comply with the terms and provisions of the Quality Systems, Inc. Employee Confidential Information and Employee Works Agreement (the “Confidentiality Agreement”) entered into by and between Employee and the Company, a copy of which is attached to this Agreement as Exhibit “A”, and that Employee’s obligations under the Confidentiality Agreement shall survive the termination of Employee’s employment with the Company.
     14. Twenty-One Day Consideration Period. This Agreement is being given to Employee on May 27, 2010. Employee acknowledges that he is entitled to take up to twenty-one (21) calendar days to consider whether to accept this Agreement; provided however, that if Employee chooses to sign this Agreement before the end of this 21-day period, Employee acknowledges that he does so knowingly and voluntarily and waives any claim that to the effect that he was not given the full 21 days to consider whether to sign this Agreement or did not use the entire period of time available to consider this Agreement or to consult with an attorney. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.
     15. Seven Day Revocation Period. After signing this Agreement, Employee shall have a period of seven (7) calendar days to revoke the Agreement by providing the Company with written notice of his revocation. To be effective, such revocation must be in writing, must specifically revoke this Agreement, and must be actually received by the Company’s Chief Executive Officer, Steve Plochocki, at the Company’s Irvine, California headquarters offices, 18111 Von Karman, Suite 600, Irvine, California 92612, prior to the eighth calendar day following Employee’s execution of this Agreement. Unless timely revoked by Employee, this Agreement shall become effective, enforceable, and irrevocable on the eighth calendar day following Employee’s execution of this Agreement (the “Effective Date”). In the event that Employee revokes this Agreement, it shall be null and void and Employee will not receive any payment or other benefit pursuant to this Agreement, including, but not limited to, the compensation and benefits provided in Paragraph 3 herein. Any revocation of this Agreement, however, shall not affect the finality of the separation of Employee’s employment with the Company on the Separation Date.

Initials:

CONFIDENTIAL	CONFIDENTIAL
     16. Acknowledgment of Being Advised to Consult Legal Counsel. This Agreement is an important legal document. Employee acknowledges that the Company hereby advises him to consult with an attorney of his choice prior to signing this Agreement, and Employee represents that he has had the opportunity to consult with an attorney to the extent he so desires.
     17. Confidentiality of Agreement. As a material inducement to the Company to enter into this Agreement, Employee promises and agrees that this Agreement, including the special severance compensation and other benefits referred to in Paragraph 3 hereof, shall be and remain confidential. Employee promises and covenants not to disclose, publicize, or cause to be publicized any of the terms and conditions of this Agreement except to his immediate family, and to his attorney or accountant to the extent reasonably necessary to obtain professional advice with respect to the parties’ rights and obligations as stated herein. Employee further promises and covenants to use his best efforts to prevent any further disclosure of this Agreement by any such persons to whom he does make disclosure. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to persons to whom disclosure is ordered by a court of competent jurisdiction or otherwise required by law.
     18. Cooperation. Upon reasonable request, Employee shall make himself available to the Company to furnish full and truthful information concerning any event that took place during Employee’s employment with the Company. Upon reasonable request, as deemed necessary by the Company, Employee shall make himself available to furnish full and truthful consultation concerning any potential or actual litigation. Employee shall furnish the information as soon as is practical after a request from the Company is received. The Company shall reimburse Employee for the reasonable cost of any travel, lodging, meals, and any direct loss of compensation suffered by Employee from Employee’s current employer as a result of time spent furnishing information under this clause, upon presentation of evidence of such loss or expense satisfactory to the Company. Employee further agrees that Employee shall provide advance written notice to the Company in the event Employee is subpoenaed to testify, or provide documents at deposition or at trial, relating to: (1) any actual, possible, or perceived violation by the Company or any other Released Party of any federal, state, local, or administrative law, rule, or regulation; (2) the negotiations relating to and the terms of, this Agreement; and (3) any acts or omissions by the Company or any of the other Released Parties occurring prior to the Effective Date of this Agreement. Nothing in this Paragraph is intended to interfere with any protected right of Employee to file charges, testify, assist or participate in any manner in an EEOC or similar state agency investigation, hearing or proceeding, and nothing in this paragraph is intended to influence the substance of such involvement by Employee which is properly compelled by legal process
     19. Ambiguities. The parties and/or their attorneys have had a full opportunity to review the terms and conditions of this Agreement. Accordingly, the parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement, and agree, covenant, and represent that the language in all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
     20. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. Therefore, each

Initials:

CONFIDENTIAL	CONFIDENTIAL
and every provision of this Agreement shall be considered severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement except for the release provisions contained in Paragraphs 8 through 11 of this Agreement. If a court of competent jurisdiction finds any release provisions contained in Paragraphs 8 through 11 of this Agreement to be unlawful, void, or for any reason unenforceable or invalid, this Agreement shall become null and void, and Employee shall repay the special severance compensation paid by the Company pursuant to this Agreement within a reasonable period of time not to exceed fifteen (15) days. If a court of competent jurisdiction finds any provision other than the release provisions contained in Paragraphs 8 through 11 to be unlawful, void, or for any reason unenforceable or invalid, that provision, or part thereof, shall remain in force and effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect and enforceable, and the rights and obligations of the parties shall be enforced to the fullest extent possible. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.
     21. Entire Agreement. Employee acknowledges that he is not relying, and has not relied, on any representation or statement by the Company with regard to the subject matter or terms of this Agreement, except to the extent set forth fully in this Agreement. This Agreement constitutes the entire agreement between Employee and the Company with respect to the subject matter of this Agreement, and supersedes any and all other agreements, understandings or discussions between Employee and the Company with respect to the subject matter of this Agreement; provided, however, that this Agreement does not supersede, and has no effect upon, the Confidentiality Agreement attached hereto as Exhibit “A”, or upon the Indemnification Agreement attached hereto as Exhibit “B”.
     22. Risk of New or Different Facts. Employee acknowledges that he may discover new information different from or inconsistent with facts he presently believes to be true, and expressly agrees to assume the risk of such new or different information.
     23. Modification. This Agreement cannot be modified or terminated, except by a writing signed by the party against whom enforcement of the modification or termination is sought.
     24. Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. Employee specifically represents that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.
     25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     26. Governing Law. This Agreement is made and entered into in the State of California and shall in all respects be interpreted and enforced pursuant to the laws of the State of California, without regard to or application of any of California’s conflict of laws rules.

Initials:

CONFIDENTIAL	CONFIDENTIAL
     IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release of All Claims, and have initialed each page hereof, on the dates set forth below.

Employee
Dated: June 1, 2010	/s/ Philip N. Kaplan
Philip N. Kaplan

Quality Systems, Inc.
Dated: June 1, 2010	By:	/s/ Steven Plochocki
Steven Plochocki
Its: Chief Executive Officer

Initials:
-9-